Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2007 (April 9, 2007 as to paragraph 16 of Note 12, Note 26, and Note 27) related to the consolidated financial statements and financial statement schedule of Cinemark Holdings, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for share-based compensation required under Statement of Financial Accounting Standard No.123(R), Share Based Payment), appearing in the Final Prospectus dated April 23, 2007, filed on April 24, 2007 pursuant to Rule 424(b)(1) of the Securities Act.
/s/ Deloitte & Touche LLP
Dallas, Texas
September 27, 2007